Exhibit 99.1

           Intelligent Systems Announces Second Quarter 2003 Results; ***Earnings Conference Call and Webcast at 11 a.m. Today***

    NORCROSS, Ga., Aug. 6 /PRNewswire-FirstCall/ -- Intelligent Systems Corporation (Amex: INS) (www.intelsys.com) announced today its financial results for the second quarter and year-to-date periods ended June 30, 2003.

    For the six-month period ended June 30, 2003, Intelligent Systems recorded revenue of $6.0 million, a 36 percent increase compared to the same period last year. Net loss was $1.2 million or $0.28 per share compared to a net loss of $6.8 million or $1.52 for the six month period in 2002.

    For the three months ended June 30, 2003, the company recorded revenue of $2.8 million, a 27 percent increase compared to revenue of $2.2 million for the same period in 2002. Net loss for the three-month period in 2003 was $2.2 million or $0.49 per share compared to a net loss of $4.7 million or $1.05 per share for the second quarter of 2002.

    The increase in revenue in the second quarter and year-to-date periods of 2003 compared to last year reflects an increase in service revenue (which includes professional services and software maintenance revenue) at the company's VISaer and QS Technologies subsidiaries as well as a higher volume of product sales at the company's ChemFree subsidiary.

    The results for the year-to-date period ended June 30, 2003 were bolstered by net investment income of $3.7 million. In the first quarter of 2003, the company recognized investment income of $4.2 million on the settlement of an escrow fund related to the sale in April 2001 of an affiliate company, PaySys International, Inc. to First Data Corporation. In the second quarter, the company recognized additional income of $281,000 reflecting the final disbursement from the escrow fund. In the aggregate, ISC received $4.5 million cash and recognized an equal amount of investment income on the escrow settlement in the six-month period in 2003. Offset against this income was a first-quarter write-down aggregating $719,000 against the carrying value of the company's equity and debt investment in a private technology company in which Intelligent Systems held a minority interest and a second-quarter charge of $76,000 to reduce the carrying value of another minority-owned start-up company. The write-downs were based on the valuations and terms of recently completed transactions involving the minority-held businesses.

    The overall improvement in results in the second quarter and year-to-date periods in 2003 compared to the same periods in 2002 is the net effect of an increase in revenue and gross margin contribution, a reduction in consolidated operating expenses of more than 15 percent in each period, and the non-recurring investment gain on the escrow settlement. The loss from operations in the three and six month periods ended June 30, 2003 was $2.6 million and $5.2 million, respectively, which is more than 25 percent lower than the operating loss in each of the comparable periods of 2002.

    The company continues to support investment in product development activities at both its CoreCard Software and VISaer subsidiaries for new software products scheduled for release in 2003. While the company is incurring development costs in 2003, most of the license revenue related to these products will not be recognized until 2004 when customer installations are complete.


    According to J. Leland Strange, President and Chief Executive Officer, "In the second quarter, our operating subsidiaries continued to make progress on achieving their product development and sales plans for 2003. Despite the general weakness in enterprise software sales and the aviation industry in particular as well as the recent SARS epidemic, which contributed to delays on contracts with certain of our international prospects and customers, our software companies continue to win contracts for their new products and to position themselves for improved profitability in the future. In addition, our ChemFree subsidiary has benefited from strong European market demand for its parts washer systems."


    Conference Call and Webcast Information

    As announced last week, Intelligent Systems has scheduled a conference call for today at 11 AM EDT to discuss the results of the second quarter and year-to-date period for 2003. The call-in number is 877-226-7144 (domestic) and 706-679-3941 (international). A live webcast will be available at the same time by logging onto www.intelsys.com and clicking on the webcast icon. An archived version of the webcast will be available for 12 months.


    About Intelligent Systems Corporation

    For thirty years, Intelligent Systems Corporation has identified, created, operated and grown early stage technology companies. The company has operations and investments, principally in the information technology industry. The company's consolidated subsidiaries include VISaer, Inc. (www.visaer.com), QS Technologies, Inc. (www.qsinc.com), CoreCard Software, Inc. (www.corecard.com), (all software companies) and ChemFree Corporation (www.chemfree.com)(an industrial products company). Since 1990, the company has operated the Intelligent Systems Incubator, an award-winning pioneer in privately sponsored incubators. Further information is available on the company's website at www.intelsys.com, or by calling the company at 770/381-2900.

    In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, undetected software errors, competitive pressures (including pricing), changes in customers' requirements or financial condition, market acceptance of products and services, changes in financial markets, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies, the impact of events such as the war against IRAQ and the SARS epidemic, on the worldwide commercial aviation industry, other geopolitical or military actions, and general economic conditions, particularly those that cause business or government to delay or cancel purchase decisions.



               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (unaudited, in thousands, except share amounts)

                                 Three Months Ended       Six Months Ended
                                      June 30,                 June 30,
                                  2003        2002        2003         2002
    Revenue
      Products                 $ 1,801      $ 1,335    $ 3,505      $ 2,687
      Services                   1,020          878      2,486        1,713
       Total revenue             2,821        2,213      5,991        4,400
    Cost of revenue
      Products                     906          664      1,665        1,313
      Services                     792          533      1,842        1,079
       Total cost of revenue     1,698        1,197      3,507        2,392
    Expenses
      Marketing                    681          812      1,452        1,398
      General & administrative     951        1,109      2,034        2,346
      Research & development     2,100        2,607      4,181        5,393
    Loss from operations       (2,609)      (3,512)    (5,183)      (7,129)
    Other income
      Interest income
       (expense), net              ---           53        (5)           77
      Investment income
       (loss), net                 205      (1,339)     3,669a        (542)
      Equity in earnings
       (losses) of affiliate
       companies                    34         (60)       (33)        (126)
      Other income, net            187          151        214          902
    Loss before income tax
     provision (benefit)       (2,183)      (4,707)    (1,338)      (6,818)
    Income tax provision
     (benefit)                     ---            1      (104)           12
    Net loss                 $ (2,183)    $ (4,708)  $ (1,234)    $ (6,830)
    Basic and diluted
     net loss per share        $(0.49)      $(1.05)    $(0.28)      $(1.52)
    Basic and diluted
     weighted average
     shares                  4,485,540    4,495,530  4,487,945    4,495,530

    a. Includes $4.5 million gain on escrow settlement and $795,000 write-down on investments.


                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)


                                                  June 30,      December 31,
                                                    2003            2002


    ASSETS                                       (unaudited)      (audited)
    Current assets:
     Cash                                            $ 3,111        $ 2,644
     Accounts receivable, net                          3,026          3,025
     Notes and interest receivable                       156            205
     Inventories                                         784            671
     Other current assets                                135            213
      Total current assets                             7,212          6,758
    Long-term investments                              6,674          7,145
    Property and equipment, at cost less
     accumulated depreciation                            665            761
    Goodwill                                           2,038          2,380
    Intangibles, net                                     632            788
    Other assets, net                                     28             28
    Total assets                                    $ 17,249       $ 17,860

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
     Accounts payable                                $ 1,095        $ 1,301
     Deferred revenue                                  3,071          1,784
     Deferred gain                                       362            428
     Accrued expenses and other current liabilities    1,954          1,755
      Total current liabilities                        6,482          5,268
    Deferred revenue, net of current portion           4,592          4,813
    Other long-term liabilities                            2             27
      Total long term liabilities                      4,594          4,840
    Minority interest                                  1,516          1,516
    Redeemable preferred stock of subsidiary             ---            342
    Total stockholders' equity                         4,657          5,894
    Total liabilities and stockholders' equity      $ 17,249       $ 17,860

    For further information, call
    Bonnie Herron, 770/564-5504
    or email to bherron@intelsys.com



SOURCE  Intelligent Systems Corporation
    -0-                             08/06/2003
    /CONTACT:  Bonnie Herron of Intelligent Systems Corporation,
+1-770-564-5504, or e-mail, bherron@intelsys.com/
    /Web site:  http://www.intelsys.com/
    (INS)

CO:  Intelligent Systems Corporation
ST:  Georgia
IN:  CPR STW
SU:  ERN CCA